NOBLE CORPORATION ANNOUNCES OPERATOR’S COMMITMENT
FOR TWO F&G JU-2000E JACKUPS
     SUGAR LAND, Texas, August 4, 2005 – Noble Corporation (NYSE: NE) announced the receipt of a letter of intent from Shell E and P Offshore Services B.V. (“Shell”) to enter into contracts with the Company for two new F&G JU-2000E enhanced premium jackup drilling rigs to be constructed by China Shipbuilding & Offshore International Co., Ltd./Dalian New Shipbuilding Heavy Industry Co., Ltd (“DNS”) in Dalian, China.
     The Shell commitment includes the finalization and signature of definitive drilling contracts by the parties by September 1, 2005, with a primary term of two years for each rig and with Shell having five one-year contract extension options for each rig at rates to be mutually agreed for each rig upon expiration of its then existing contract term. The Company estimates that the aggregate gross revenues for each rig commitment over the initial two-year primary term will range between $74-79 million (not including reimbursement of costs of mobilization and demobilization, which will be borne by Shell).
     The F&G JU-2000E is a high specification Friede & Goldman designed jackup rig with a 75 foot cantilever reach, rated water depth of 400 feet, and rated drilling depth of 30,000 feet. The F&G JU-2000E is also a harsh environment design rig capable of operating in the North Sea. An indirect subsidiary of the company, Noble Drilling Holding LLC, has entered into contracts with DNS for the construction of the two F&G JU-2000E jackups. Based on its contracts with DNS, the Company expects delivery of the first rig in the third quarter of 2007 at an estimated total delivered price of approximately US$153.4 million and delivery of the second rig in the first quarter of 2008 at an estimated total delivered price of approximately US$156.4 million.
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     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-340
8/4/05
For additional information, contact:
John T. Rynd, Vice President — Investor Relations, Noble Drilling Services Inc.
Noble Corporation, 281-276-6100